Exhibit 10.5

Execution Copy

INVESTMENT NUMBER 32681

Loan Agreement

between

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

and

INTERNATIONAL FINANCE CORPORATION

Dated March 7, 2013

ANNEX A	51

PROJECT COST AND FINANCING PLAN	51

ANNEX B	52

BORROWER/TRANSACTION AUTHORIZATIONS	52

ANNEX C	56

INVESTMENTS	56

ANNEX D	57

FINANCIAL DEBT	57

ANNEX E	58

SUBSIDIARIES	58

ANNEX F	59

INSURANCE REQUIREMENTS	59

ANNEX G	60

EXISTING LIENS	60

ANNEX H	61

PROHIBITED ACTIVITIES	61

ANNEX I	63

ANTI-CORRUPTION GUIDELINES	63

ANNEX J	66

INTERCOMPANY PAYABLES	66

ANNEX K	67

SUBORDINATED FINANCIAL DEBT	67

ANNEX L	68

LEASE AGREEMENTS	68

ANNEX M	71

VIE AGREEMENTS	71

ANNEX N	72

ACTION PLAN	72

SCHEDULE 1	75

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY	75

SCHEDULE 2	78

FORM OF REQUEST FOR DISBURSEMENT (LOAN)	78

SCHEDULE 3	81

FORM OF LOAN DISBURSEMENT RECEIPT	81

SCHEDULE 4	82

FORM OF SOLVENCY CERTIFICATE	82

SCHEDULE 5	84

FORM OF SERVICE OF PROCESS LETTER	84

SCHEDULE 6	86

FORM OF LETTER TO BORROWER’S AUDITORS	86

SCHEDULE 7	88

FORM OF BORROWER’S CERTIFICATION	88
ON DISTRIBUTION OF DIVIDENDS	88

SCHEDULE 8	90

INFORMATION TO BE INCLUDED IN	90
QUARTERLY AND ANNUAL REVIEW OF OPERATIONS	90

SCHEDULE 9	93

ANNUAL MONITORING REPORT (AMR)	93

LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated March 7, 2013 between BEIJING UNITED FAMILY HOSPITAL CO., LTD., a company organized and existing under the laws of the PRC (the “Borrower”) and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the PRC (“IFC”).

RECITAL

The Borrower has requested IFC to provide the loan described in this Agreement to finance completion of the Project and to partially refinance certain shareholder’s loans and intercompany payables between the Guarantor, the Borrower and certain other group companies with respect to the Project; and

IFC is willing to provide the loan upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Accounting Standards” means generally accepted accounting principles in the United States from time to time or in accordance with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan” means the plan or plans developed by the Borrower as set forth in Annex N setting out specific social and environmental measures to be undertaken by the Borrower and its Subsidiaries, to enable their respective Operations to comply with the Performance Standards, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of 50% or more of the voting share capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 9 hereto setting out the specific social, environmental and developmental impact information to be provided by the Borrower in respect of its and its Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with IFC’s consent;

“Applicable Exchange Rate” means (i) the official RMB to Dollars middle rate for foreign currency of the People’s Bank of China as published on the website of SAFE http://www.safe.gov.cn at 8 a.m. Beijing time on the relevant date of calculation; or (ii) in the event the above mentioned official RMB to Dollars rate of the People’s Bank of China is not available due to the occurrence of an Inconvertibility Event or for any other reason, the market rate of exchange for RMB to Dollars as determined by the relevant Affected Senior Lender acting upon its reasonable discretion;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auditors” means Reanda Certified Public Accountants Co., Ltd. or its affiliates, or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (Auditors);

“Authority” means any national, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

“Beijing United Health One” means Beijing United Family Health Centre, a company organized and existing under the laws of the PRC, which previously owned and operated the assets of the Project;

“Borrower” has the meaning set forth in the preamble.

“Business Day” means a day when banks are open for business in New York, New York, or solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03(d)(ii) (Interest), London, England;

“Calculation Period” means for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to IFC pursuant to the terms and conditions hereof;

“Certificate of Incumbency and Authority” means a certificate provided to IFC substantially in the form of Schedule 1;

“Change of Control” means any of the following: (i) the Guarantor at any time and for any reason ceases to own more than 50% of both the economic and voting interests in the Borrower’s share capital (determined on a fully diluted basis); or (ii) any person or group other than the Guarantor shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower;

“Charter” means the articles of association and/or such other constitutive document, howsoever called, of such Person;

“China Exim” means the Export-Import Bank of China;

“China Exim Loan” means the loan in the amount of $7,577,307 provided by China Exim to the Borrower for the finance of certain equipment for the Borrower;

“China Exim Loan Agreement” means the loan agreement dated as of July 9, 2012 entered into between the Borrower and China Exim for the China Exim Loan;

“Coercive Practice” has the meaning assigned to it in Annex I;

“Collusive Practice” has the meaning assigned to it in Annex I;

“Compliance Advisor/Ombudsman (CAO)” means the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other IFC Financing Document) the method referred to in Section 1.02(c) (Accounting Standards; Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower, as the case may be;

“Convertible Currency” means a currency which is freely convertible into other convertible currencies and freely transferable at any time;

“Corrupt Practice” has the meaning assigned to it in Annex I;

“Country” means the People’s Republic of China;

“Current Assets” means the Consolidated cash, investments classified as “held for trading”, investments classified as “available for sale”, trade and other receivables realizable within one year, inventories and prepaid expenses of any Person or specified group of Persons which are to be charged to income within one year;

“Current Liabilities” means the Consolidated liabilities of any Person or specified group of Persons falling due on demand or within one year (including the portion of Long-term Debt falling due within one year);

“Current Ratio” means the result obtained by dividing Current Assets of such Person (less prepaid expenses) by Current Liabilities of such Person;

“DEG” means Deutsche Investitions – und Entwicklungsgesellschaft mbH, the German Investment and Development Company;

“DEG Loan” means the $5,000,000 loan to be provided by DEG to the Borrower, for the primary purpose of financing the Transaction;

“DEG Loan Agreement” means the loan agreement for the DEG Loan entered or to be entered into between the Borrower and DEG;

“DEG Security” means the security created by or pursuant to the DEG security documents to secure all sums owing by the Borrower to DEG under the DEG Loan Agreement and any related financing document to which it is a party;

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement” means any Disbursement of the Loan, as the context requires;

“Dollars” and “$” means the lawful currency of the United States of America;

“EBITDA” means for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains or losses, (y) any non-cash income and expenses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period, (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period, and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period;

“Equity Pledge” means the equity pledge executed by Chindex Healthcare Holdings Limited (“CHH”) over 55% of its equity interest in the Borrower in favor of IFC in agreed form;

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Financial Debt” means as to any Person:

(i)	any indebtedness of such Person for or in respect of borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)	any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 90 days of the date they are incurred and which are not overdue);

(iv)	non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 90 days of the date of determination and which are not overdue);

(v)	the amount of any obligation of such Person in respect of any Financial Lease;

(vi)	amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)	the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)	all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)	any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)	the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other Person; and

(xii)	any premium payable by such Person on a redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan” means the proposed sources of financing for the Transaction as set forth in Annex A;

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower, with IFC’s consent, from time to time designates as its accounting year;

“Fraudulent Practice” means has the meaning assigned to it in Annex I;

“Guarantee Agreement” means the guarantee agreement in agreed form entered or to be entered into between the Guarantor and IFC pursuant to which the Guarantor unconditionally and irrevocably guarantees the payment obligations of the Borrower under the IFC Financing Documents;

“Guarantor” means Chindex International, Inc., a company organized and existing under the laws of the State of Delaware of the United States of America;

“IFC Financing Documents” means, collectively, this Agreement, the Guarantee Agreement, the Security Documents, the Share Retention Agreement and the Subordination Agreement;

“IFC Security” means the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to IFC under this Agreement and the other IFC Financing Documents to which it is a party;

“Inconvertibility Event” means circumstances where there is an unavailability or shortage of foreign exchange in the Country or there has occurred a general moratorium or general debt rescheduling with respect to indebtedness of entities in the Country, whereby by reason of such circumstances, any Authority of the Country having the power to regulate foreign exchange does not permit the Borrower to convert RMB into, and/or transfer, Convertible Currencies in order to pay obligations denominated in Convertible Currencies which are due and owing to any Senior Lender under this Agreement or the other Transaction Documents;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC in connection with the making or maintaining of the Loan that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

(A)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC;

(B)	imposes a cost on IFC as a result of IFC having made the Loan or reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made the Loan;

(C)	changes the basis of taxation on payments received by IFC in respect of the Loan (otherwise than by a change in taxation of the overall net income of IFC); or

(D)	imposes on IFC any other condition regarding the making or maintaining of the Loan;

“Increased Costs Certificate” means a certificate provided from time to time by IFC, certifying:

(i)	the circumstances giving rise to the Increased Costs;

(ii)	that the costs of IFC have increased or the rate of return has been reduced;

(iii)	that, IFC, in IFC’s reasonable opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)	the amount of Increased Costs;

“Insurance Payable” means payments of money received by the Borrower from insurance companies in respect of insurance claims made on behalf of the Affiliates of the Borrower;

“Intercreditor and Security Sharing Agreement” means an intercreditor and security sharing agreement entered or to be entered into between IFC and DEG;

“Intercompany Payable” means any Liability, other than the Service Fees, owed by the Borrower to any of its Affiliates;

“Interest Determination Date” means except as otherwise provided in Section 2.03(d)(ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date” means March 15, June 15, September 15, and December 15 in each year;

“Interest Period” means each period of 3 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“Investment” has the meaning specified in Section 5.02(1) (Permitted Investments);

“Lease Agreements” means the lease agreements entered into between the Borrower and the respective parties as set forth in Annex L;

“Liabilities” means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(i)	Financial Debt of such Person;

(ii)	the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (including deferred taxes) of such Person;

(iv)	trade accounts that are payable in the ordinary course of business within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the benefit of such Person with respect to such trade accounts);

(v)	accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

(vi)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii)	to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“Liabilities to Tangible Net Worth Ratio” means the result obtained by dividing Liabilities by Tangible Net Worth;

“LIBOR” means the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Loan Currency which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency, “LIBOR” shall mean the rate determined pursuant to Section 2.03(d) (Interest);

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan” means the loan specified in Section 2.01 (The Loan) or, as the context requires, the principal amount of the Loan outstanding from time to time;

“Loan Currency” means Dollar or $;

“Long-term Debt” means Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Market Disruption Event” means that, before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to IFC of funding the Loan would be in excess of LIBOR;

“Material Adverse Effect” means a material adverse effect on:

(i)	the Borrower or the Guarantor’s business, Operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Borrower or the Guarantor’s business or Operations;

(ii)	the implementation of the Transaction, the Project or the Financial Plan; or

(iii)	the ability of the Borrower or of the Guarantor to comply with their respective obligations under the IFC Financing Documents to which any of them is a party;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

“Non-Cash Items” means for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash “income” (as a negative item) and non-cash “expense” (as a positive item) items which (under accrual accounting) were added or subtracted in determining Net Income for any Person or specified group of Persons for such period, including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes, and provisions for severance pay of staff and workers, provisions for bad debts, bad debts written off and credits resulting from revaluation of book value of assets;

“Obstructive Practice” has the meaning assigned to in Annex I;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country;

“Other Financing Documents” means the Intercreditor and Security Sharing Agreement, the DEG Loan Agreement and the China Exim Loan Agreement;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrower;

“Permitted Lien” has the meaning specified in Section 5.02(g) (Permitted Liens);

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“PRC” means the People’s Republic of China;

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, and (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)	all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)	all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding; and

(iii)	in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period but without taking into account any pro forma cost savings and expenses;

“Prohibited Activities” means the activities specified in Annex H;

“Project” means the construction, equipping and placing into operation of a hospital and health care facility to be located in No.2 Jingtai Road, Chaoyang District, Beijing;

“Project Documents” means:

(i)	the Charter of the Borrower;

(ii)	the Service Fee Contract; and

(iii)	the Lease Agreements;

“Prospective Debt Service and Capital Expenditure Coverage Ratio” means the ratio obtained by dividing:

(i)	the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) Net Income for that Financial Year, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income);

after deducting from that aggregate the amount of capital expenditure actually expended to that date or as projected for the entire Financial Year for the Financial Year in which the relevant date of calculation falls; by

(ii)	the aggregate of (A) all scheduled payments that fall due during the Financial Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt (excluding voluntary prepayments);

where, for the purposes of clause (ii) above:

(x)	subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y)	interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Relevant Spread” means 4.70% per annum, which shall be increased to 4.95% from the date and so long as the Borrower is not in compliance with Section 5.01(q) (Perfection of Security);

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“RMB” means renminbi, the lawful currency of the Country;

“S&E Management System” means the Borrower’s social and environmental management system enabling it to identify, assess and manage risks in respect of its and its Subsidiaries’ Operations on an ongoing basis;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex I.

“Security Documents” means the documents providing for the IFC Security consisting of:

(i)	the Equity Pledge; and

(ii)	any other security documents agreed between the parties from time to time;

“Senior Lender” means each of IFC and DEG individually (together, the “Senior Lenders”);

“Service Fee” means any payment of any kind that is payable by the Borrower under or in connection with the Service Fee Contract or otherwise in connection with the management of the Borrower;

“Service Fee Contract” means a service fee contract dated January 1, 2011 entered into between the Borrower and the Guarantor;

“Share Retention Agreement” means a share retention agreement entered or to be entered into among Roberta Lipson, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and IFC in agreed form;

“Short-term Debt” means all Financial Debt other than Long-term Debt;

“Subordinated Intercompany Payable” means the Intercompany Payable owed by the Borrower to Beijing United Health One in the amount of up to RMB48,760,241, and which is subordinated to IFC and DEG under the Subordination Agreement, ;

“Subordination Agreement” means the subordination agreement entered or to be entered into among Beijing United Health One, the Borrower, DEG and IFC in agreed form;

“Subsidiary” means with respect to any Person, any Affiliate over 50% of whose capital is owned, directly or indirectly, by that Person;

“Tangible Net Worth” means with respect to any Person, the aggregate of:

(i)	(A) the amount paid up or credited as paid up on the share capital of such Person; and

(B)	the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

(w)	any debit balance on the profit and loss account or impairment of the issued share capital of such Person (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(x)	amounts set aside for dividends to the extent not already deducted from equity;

(y)	amounts of deferred tax assets; and

(z)	amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)	if applicable, that part of the net results of operations and the net assets of any Subsidiary of such Person attributable to interests that are not owned, directly or indirectly, by such Person;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction” means the financing of the completion of the Project and the partial refinancing of certain Intercompany Payables that were originally used to finance the Project;

“Transaction Documents” means:

(i)	the IFC Financing Documents;

(ii)	Other Financing Documents; and

(iii)	the Project Documents;

“VIE” means each of Beijing Access Health Hospital Management Co., Ltd. and Beijing United Family Hospital Management Co., Ltd.;

“VIE Arrangements” means any legal relationship or arrangement created by or pursuant to the VIE Agreements;

“VIE Agreements” means the agreements entered into between a Borrower’s Affiliate and the shareholders of the VIEs, including, but not limited to, the documents listed in Annex M;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Accounting Standards; Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other IFC Financing Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.03(a) (Quarterly Financial Statements and Reports); provided that, if the Borrower notifies IFC that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in the Accounting Standards or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if IFC notifies the Borrower that it requests an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in the Accounting Standards or in the application thereof, then such provision shall be interpreted on the basis of the Accounting Standards as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c) If a financial calculation is to be made under or for the purposes of this Agreement or any other IFC Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e) a reference to a party to any document includes that party’s successors and permitted assigns; and

(f) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and IFC;

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01. The Loan. Subject to the provisions of this Agreement, IFC agrees to lend a loan (the “Loan”) consisting of a principal amount of $6,000,000.

Section 2.02. Disbursement Procedure.

(a) The Borrower may request Disbursements by delivering to IFC, at least 10 Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2.

(b) Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to IFC, all as specified by the Borrower in the relevant Disbursement request.

(c) Each Disbursement (other than the last one) shall be made in an amount of not less than $1,000,000.

(d) The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3, within 5 Business Days following each Disbursement.

Section 2.03. Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a) During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b) Interest on the Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c) The Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for 3 months (or, in the case of the first Interest Period for any Disbursement, for 1 month, 2 months, or 3 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by any 4 major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than 2; or

(ii)	if less than 2 quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by a major bank or banks in New York, New York selected by IFC.

(e) Subject to any alternative rate of interest agreed as contemplated by Section 2.03(f) below, if a Market Disruption Event occurs in relation to all or any part of the Loan for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate, or a portion of either, for that Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	either (A) the rate which expresses as a percentage rate per annum the cost to IFC of funding its participation in the Loan from whatever source it may reasonably select or (B) at the option of IFC, LIBOR for the relevant period as determined in accordance with Section 2.03(c)(ii) above;

(f)	(i)

If a Market Disruption Event occurs in relation to the Loan and the Borrower so requires, within five Business Days of the notification by IFC pursuant to Section 2.03(e) above, IFC and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan.

(ii)	Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)	If agreement cannot be reached, the Borrower may prepay the relevant portion of the Loan in accordance with Section 2.06(a) (Prepayment).

(g) On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(h) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s reasonable satisfaction that the determination involves manifest error).

Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2% per annum above the Interest Rate in effect from time to time;

(b) Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment.

(a) Subject to Section 1.04 (Business Day Adjustment) and the allocations and corresponding adjustments in the principal amounts made pursuant to Section 2.05(b), the Borrower shall repay the Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due ($)

June 15, 2014	375,000
September 15, 2014	375,000
December 15, 2014	375,000
March 15, 2015	375,000
June 15, 2015	375,000
September 15, 2015	375,000
December 15, 2015	375,000
March 15, 2016	375,000
June 15, 2016	375,000
September 15, 2016	375,000
December 15, 2016	375,000
March 15, 2017	375,000
June 15, 2017	375,000
September 15, 2017	375,000
December 15, 2017	375,000
March 15, 2018	375,000
6,000,000

(b) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set forth in the tables in Section 2.05(a) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.06. Prepayment Without prejudice to Section 2.03 (Interest), Section 2.06(c) (Prepayment), Section 2.10 (Increased Costs) and Section 2.14 (Taxes):

(a) the Borrower may prepay on any Interest Payment Date all or any part of the Loan, on not less than 15 days prior notice to IFC, but only if:

(i)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than $1,000,000; and

(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) Amounts of principal prepaid under this Section shall be applied by IFC to all the outstanding installments of the principal amount of the Loan in inverse order of maturity.

(c) Upon delivery of a notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(d) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.

Section 2.07. Fees.

(a) The Borrower shall pay to IFC a commitment fee:

(i)	at the rate of 0.5 % per annum on that part of the Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of this Agreement; and

(ii)	pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	payable quarterly, in arrears, on each Interest Payment Date, the first such payment to be due on June 15, 2013.

(b) The Borrower shall also pay to IFC:

(i)	a portfolio supervision fee of $10,000 per annum, payable upon receipt of a statement from IFC; and

(ii)	if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Section 2.08. Currency and Place of Payments.

(a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

(d) Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.09. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 2.11. Unwinding Costs.

(a) If IFC incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.12. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made on or before June 30, 2013, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(f) (Expropriation, Nationalization, Etc.) is, in the reasonable opinion of IFC, imminent;

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or

(iv)	on or after December 31, 2013.

(b) Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a) (Cancellation by the Borrower), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).

Section 2.13. Cancellation by the Borrower.

(a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel, in whole or in part, the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b) IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 2.12(c) (Suspension or Cancellation by IFC), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c) Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14. Taxes.

(a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 2.14(c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

Section 2.15. Expenses.

(a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b) The Borrower shall pay to IFC or as IFC may direct:

(i)	the fees and expenses of IFC’s counsel(s) incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default; and

(G)	the release of the IFC Security following repayment in full of the Loan; and

(ii)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees properly incurred on a full indemnity basis.

Section 2.16. Application of Payments.

(a) Subject to Section 2.16(b), upon the occurrence and during the continuance of any Inconvertibility Event the Borrower shall pay all amounts due and owing under this Agreement or any other Transaction Document to or for the joint and exclusive benefit of each Senior Lender that as a result of such Inconvertibility Event is not able to receive or obtain in the contractual place of payment Convertible Currencies in respect of payment obligations of the Borrower under this Agreement or any other Transaction Document (each such Senior Lender, an “Affected Senior Lender”) into one or more escrow accounts in the Country in the name of, or in trust for, or otherwise for the joint and exclusive benefit of, all Affected Senior Lenders (“Escrow Account”)(and on terms satisfactory to all such Affected Senior Lenders) in RMB or, if permitted, in Dollars, to be held in such Escrow Account until the Inconvertibility Event no longer exists, such Affected Senior Lenders are able to receive or obtain such payment or no such amounts remain unpaid at which time, if any such amounts remain unpaid, all amounts held in such Escrow Account shall be converted into Dollars and paid to the Affected Senior Lenders and applied against amounts due and owing under this Agreement or any other Transaction Document and not paid by virtue of such Inconvertibility Event based on their pro rata shares of such amounts and, if no such amounts remain unpaid, the amounts standing to the credit of the Escrow Account shall be returned in full to the Borrower. If, following conversion into Dollars the amount is greater than that required to pay all such amounts due and owing or there are no such amounts owing to the Affected Senior Lenders in respect of which such funds were originally credited to the Escrow Account, the balance shall be paid to the Borrower, and if the amount is less than required, the Borrower shall promptly pay the unpaid balance to the relevant Affected Senior Lender(s).

(b) To the extent that on any date when payments are due and owing to the Senior Lenders under this Agreement or any other Transaction Document an Inconvertibility Event has occurred and any Authority of the Country having the power to regulate foreign exchange has permitted the Borrower to convert RMB into, and/or transfer, Convertible Currencies in order to pay obligations which are due and owing to any Senior Lender (a “Non-Affected Senior Lender”), payment by the Borrower of amounts to each such Non-Affected Senior Lender shall only be made contemporaneously with the payment to an Escrow Account in RMB or, if permitted, in Dollars of the amount that cannot be paid to the Affected Senior Lenders on that date by virtue of the Inconvertibility Event (applying in relation to any payment in RMB to an Escrow Account an exchange rate equal to the Applicable Exchange Rate on the day prior to such payment) and, in the event that the Borrower has insufficient funds to make payment in full in accordance with this Section 2.16(b) to the Non-Affected Senior Lender and to the relevant Escrow Account in accordance with the foregoing provisions of this Section 2.16(b), payments shall be made pro rata to such amounts owing to all Senior Lenders. For the avoidance of doubt, for the purposes of this Section 2.16, references to amounts “due” or “owing” on any date shall exclude amounts that fell due on an earlier date and cannot be paid by virtue of an Inconvertibility Event but in respect of which the Borrower has previously already paid the required amount into the relevant Escrow Account regardless of any intermediate rate variation.

(c) For the avoidance of doubt:

(i)	neither the existence of an Inconvertibility Event nor any provision of this Section 2.16 shall in any way modify, vary or constitute a defence to, the obligations of the Borrower to make payments in Dollars in full when due and payable under the Transaction Documents in the required place of payment whether or not the Borrower is subject to any Inconvertibility Event and payment to an Escrow Account shall not constitute payment for these purposes; and

(ii)	if whilst an Inconvertibility Event is continuing, any Authority of the Country having the power to regulate foreign exchange permits an Affected Senior Lender holding funds in an Escrow Account to convert RMB into, and/or transfer, Convertible Currencies outside the Country then such Affected Senior Lender shall be entitled to receive and convert and/or transfer its pro rata share of funds held in such Escrow Account and the provisions of Section 2.16(a) shall apply thereto and, for the avoidance of doubt, any shortfall remaining after transfer and/or conversion shall remain due and owing from the Borrower.

(d) Any amount remitted by a Senior Lender to another Senior Lender pursuant to the Intercreditor and Security Sharing Agreement, shall be treated as having been paid by the Borrower to such other Senior Lender in accordance with the terms of this Agreement. On such distribution by a Senior Lender of a payment received by that Senior Lender from the Borrower, as between such Senior Lender and the Borrower an amount equal to the amount received by such Senior Lender and distributed to the other Senior Lender will be treated as not having been paid by the Borrower.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Borrower represents and warrants that:

(a) Organization and Authority. The Borrower is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document to which it is a party, not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b) Validity. Each Transaction Document to which the Borrower or the Guarantor is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.01(a) (Transaction Documents) has been, or will be, amended or modified except as permitted under this Agreement;

(c) No Conflict. Neither the making of any Transaction Document to which the Borrower or the Guarantor is a party nor (when all the Authorizations referred to in Section 4.01(c) (Authorizations) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d) Status of Authorizations. To the best of the Borrower’s knowledge after due inquiry, the Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business or Authorizations that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect) needed by the Borrower to conduct its business, carry out the Transaction and the Project and comply with its obligations under this Agreement and each of the other Transaction Documents to which it is a party and those Authorizations have all been obtained and are in full force and effect;

(e) No Amendments to Charter. The Charter of the Borrower has not been amended;

(f) No Immunity. Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any Transaction Document;

(g) Disclosure. All information relating to the Borrower, the Transaction and the Project was and continues to be true and accurate and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h) Financial Condition. Since December 31, 2011, the Borrower has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(i) Financial Statements. The Consolidated and unconsolidated financial statements of the Borrower for the period ending on December 31, 2011:

(i)	have been prepared in accordance with the Accounting Standards, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the operations of the Borrower during the period then ended;

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(j) Employee Benefit Plans. The Borrower is in compliance in all material respects with its obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any liabilities with respect to any such employee benefit plans;

(k) Title to Assets, Permitted Liens and Investments. (i) The Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the IFC Security, and (ii) all Investments of the Borrower are set forth in Annex C;

(l) IFC Security. The provisions of the Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the IFC Security; and upon completion of all requirements set forth in Section 3.01 (Approvals) and Section 3.02 (Registrations) of the Equity Pledge shall constitute perfected Liens on the IFC Security with the priority specified in the Security Documents;

(m) Financial Debt. Annex D sets forth all Financial Debt of the Borrower, and there exists no outstanding default thereunder;

(n) Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest, other than those that are being contested in good faith and the Borrower shall have made adequate reserves;

(o) Litigation. The Borrower is neither engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could be expected to have a Material Adverse Effect;

(p) Compliance with Law.

(i)	To the best of its knowledge and belief, after due inquiry, the Borrower is not in violation of any applicable law, statute or regulation of any Authority in connection with the conduct of its respective business or ownership of its respective property; and

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect:

(q) Environmental Matters.

(i)	To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the Action Plan;

(ii)	Neither the Borrower nor Beijing United Family Health One has received nor is it or Beijing United Family Health One aware of (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person, in either case, concerning the Project and/or its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material and adverse impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(r) Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower, which could reasonably be expected to have a Material Adverse Effect;

(s) Use of Proceeds. The proceeds of the Loan shall be utilized solely in connection with the Transaction (including the immediate payment of certain Intercompany Payables as set forth in Annex J for payment from the Disbursement) and the Project;

(t) Sanctionable Practices. Neither the Borrower, nor the Guarantor, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(u) UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(v) Intercompany Payables. The Intercompany Payables, including the Subordinated Intercompany Payables and the Insurance Payables, set forth in Annex J are the only Liabilities owed by the Borrower to its Affiliates; and

(w) No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

Section 3.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties set out in Section 3.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and the other IFC Financing Documents and that IFC enters into this Agreement and the other IFC Financing Documents on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of First Disbursement The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a) Transaction Documents. The Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party;

(b) Certificate of Incumbency and Authority. IFC has received a Certificate of Incumbency and Authority from each of the Borrower and the Guarantor, dated the date of the first Disbursement, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in such Certificate of Incumbency and Authority, and all of the foregoing shall be in form and substance satisfactory to IFC;

(c) Authorizations. The Borrower has obtained, and provided to IFC copies of, all Authorizations listed in Annex B, and such other Authorizations that may become necessary for:

(i)	the Loan;

(ii)	the Transaction, the Project and the implementation of the Financial Plan;

(iii)	the due execution, delivery, validity and enforceability of, and performance by each of the Borrower and the Guarantor of its respective obligations under, this Agreement and the other Transaction Documents to which it is a party and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(iv)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the IFC Financing Documents;

and all those Authorizations are in full force and effect;

(d) Legal Opinions. IFC has received a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country;

(e) CFO’s Certificate. IFC has received a certification from the Borrower’s chief financial officer (“CFO”) confirming that, as at a date within 60 days prior to the date of first Disbursement, the Borrower is in compliance with the provisions of Section 5.01(c) (Accounting and Financial Management) and containing a brief description of the systems and records in place;

(f) Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F prior to the date of first Disbursement, and a certification of the Borrower’s and its Subsidiaries’ insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(g) Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid, if any, before the date of the first Disbursement;

(h) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel, in each case, to the extent an invoice approved by IFC has been submitted to the Borrower at least 5 days prior to the Disbursement;

(i) Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 5.01(f) (Authorization to Auditors);

(j) Solvency. IFC has received a solvency certificate in the form of Schedule 4 from the chief financial officer of the Borrower;

(k) Appointment of Agent. The Borrower has delivered to IFC evidence, substantially in the form of Schedule 5, of appointment of an agent for service of process pursuant to Section 7.05 (Enforcement);

(l) Evidence of Project Expenditure. The Borrower has delivered to IFC a certificate from the CFO certifying that not less than $38,600,000 has been incurred by the Borrower on the Project costs specified in Annex A; and

(m) Financial Statements. The Borrower has delivered to IFC two (2) copies of the Borrower’s most recent unaudited complete financial statements for the preceding four quarters prepared on a Consolidated Basis, in accordance with the Accounting Standards, certified by the Borrower’s chief financial officer.

Section 4.02. Conditions of All Disbursements. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(b) Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(s) (Use of Proceeds), or will be needed for that purpose within 1 month of that date;

(c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) No Material Loss or Liability. Since the date of this Agreement the Borrower and its Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants);

(e) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (No Conflict), without the words in parentheses);

(f) Legal Opinions. IFC has received a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country with respect to any matters relating to that Disbursement;

(g) No Violations. After giving effect to that Disbursement, the Borrower and the Guarantor would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(h) Financial Ratios. (Without limiting the generality of Section 4.02(g)), after taking into account the amount of that Disbursement and any other Long-term Debt incurred by the Borrower and of any amounts of Tangible Net Worth paid into the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (Quarterly Financial Statements and Reports), the Borrower and its Subsidiaries are in compliance with their obligations under Section 5.01(n)(Financial Ratios);

(i) Pro Rata Disbursement. The Disbursement is made pro rata with the disbursement of each of the loans provided for in the DEG Loan Agreement;

(j) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel, in each case, to the extent an invoice approved by IFC has been submitted to the Borrower at least 5 days prior to the Disbursement; and

(k) Action Plan. The Borrower and its Subsidiaries are in compliance with the environmental and social requirements as stipulated in the Action Plan.

Section 4.03. Borrower’s Certification. The Borrower shall deliver to IFC with respect to each request for Disbursement:

(a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.02 (Conditions of All Disbursements) (other than the condition in Section 4.02(g)) expressed to be effective as of the date of that Disbursement, and

(b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.04. Conditions for IFC Benefit. The conditions in Section 4.01 (Conditions of First Disbursement) through Section 4.03 (Borrower’s Certification) are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants. Unless IFC otherwise agrees in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

(a) Corporate Existence: Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b) Use of Proceeds: Compliance with Law. Apply the proceeds of the Loan exclusively as set forth in Section 3.01 (s) (Use of Proceeds), comply in all material respects (or, in the case of Applicable S&E Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls);

(c) Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d) Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e) Auditors. Appoint and maintain at all times a firm of recognized independent public accountants acceptable to IFC as auditors of the Borrower, provided that Reanda Certified Public Accountants Co., Ltd. and its affiliates, or any other Chinese accounting firm of similar reputation, shall be deemed acceptable to IFC;

(f) Authorization to Auditors. Irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s financial statements (both audited and unaudited), and provide to IFC a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(g) Access. Upon IFC’s request and with reasonable prior notice to the Borrower, permit representatives of IFC and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

(ii)	inspect any sites, facilities, plants and equipment of the Project, the Borrower and any of its Subsidiaries;

(iii)	have access to the books of account and all records of the Borrower and any of its Subsidiaries; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower and any of its Subsidiaries who have or may have knowledge of matters with respect to which IFC seeks information;

provided that all communications from IFC, CAO or their representatives shall be directed through Roberta Lipson (or the then Chief Executive Officer), Lawrence Pemble (or the then Chief Operating Officer), Robert Low (or the then Chief Financial Officer) or another person designated by them and notwithstanding the foregoing, no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing;

(h) Environmental Matters. Undertake its respective Operations in compliance with (i) the Action Plan; and (ii) the applicable requirements of the Performance Standards;

(i) Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s or its Subsidiaries’ Operations, or in light of environmental or social risks identified by the Borrower’s S&E Management System; and revise the form as agreed with IFC;

(j) S&E Management System. Use all commercially reasonable efforts to ensure the continuing implementation and operation of the S&E Management System to assess and manage the social and environmental performance of the Borrower’s Operations in a manner consistent with the Performance Standards;

(k) Authorizations.

(i)	obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Transaction Documents (other than Authorizations that the failure to obtain is not, in the opinion of IFC at any time, expected to result and does not result in a Material Adverse Effect); and

(ii)	comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations;

(l) Security; Further Assurances. From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for reregistering the IFC Security or otherwise and, if necessary, create and perfect additional Security, to enable the Borrower and its Subsidiaries to comply with their respective obligations under the IFC Financing Documents;

(m) Pension Plans. Comply with all requirements relating to any pension or employee benefit plans;

(n) Financial Ratios. With respect to the Borrower and its Subsidiaries, maintain at all times the following financial ratios (“Financial Ratios”), on a Consolidated Basis, in the respective Financial Years:

Financial Ratio	2013	2014	2015 and thereafter
Current Ratio of at least:	1.0	1.1	1.2
Liabilities to Tangible Net Worth Ratio of not more than:	2.1	1.7	1.2
Financial Debt to EBITDA Ratio of not more than:	3.0	3.0	3.0

(o) Insurance. With respect to the Borrower and its Subsidiaries, maintain insurance coverage for their respective business and assets, as specified in Annex F;

(p) Service Fees. All payment of Service Fees shall be made in accordance with the Service Fee Contract and this Agreement; and

(q) Perfection of Security. The IFC Security shall be created and the Borrower shall comply with all requirements set forth in Section 3.01 (Approvals) and Section 3.02 (Registrations) of the Equity Pledge for the perfection of the IFC Security as a first ranking security interest in all assets and rights subject to the Security Documents within 9 months of the date of this Agreement.

Section 5.02. Negative Covenants. Unless IFC otherwise agrees in writing, the Borrower shall not, and shall cause each of its Subsidiaries not to:

(a) Restricted Payments. Declare or pay any Restricted Payment or pay any Service Fee, except that:

(i)	any Subsidiary of the Borrower may declare and pay cash Restricted Payments to the Borrower or to any wholly-owned Subsidiary of the Borrower;

(ii)	any partially-owned Subsidiary may declare and pay cash Restricted Payments to its stockholders, provided that the Borrower and its Subsidiaries must receive at least their proportionate share of any Restricted Payments paid by such Subsidiary;

(iii)	the Borrower may declare and pay cash dividends required to be paid under applicable law;

(iv)	the Borrower may declare and pay in cash Restricted Payments if, after giving effect to the payment of such Restricted Payment (A) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, (B) the Borrower is in compliance with all financial ratios that shall be applicable for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios) on a Pro Forma Basis, (C) such Restricted Payment is made out of retained earnings, and (D) the Borrower delivers to IFC a certification substantially in the form of Schedule 7;

(v)	the Borrower may pay in cash Service Fees if, after giving effect to the payment of such Service Fee (A) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, provided that if such Potential Event of Default (but not Event of Default) results from a breach of any financial ratio set forth in Section 5.01(n) (Financial Ratios), such payment shall not be restricted unless such failure continues for a period in excess of 6 months (without prejudice to IFC’s right to declare an Event of Default as a result of such Potential Event of Default), and (B) such payments are otherwise made under and strictly in accordance with the Service Fee Contract.

(b) Capital Expenditures. Other than the Project, incur expenditures or commitments for expenditures for fixed or other non-current assets except that after December 31, 2012 such capital expenditures may be made if after giving effect to such expenditures the Prospective Debt Service and Capital Expenditure Coverage Ratio based on the most recent Consolidated financial statements of the Borrower is not less than 1.0;

(c) Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:

(i)	the Loan;

(ii)	additional Financial Debt specified in the Financial Plan;

(iii)	subordinated Financial Debt (including shareholders’ loans) on terms acceptable to IFC and as set out in Annex K;

(iv)	existing Financial Debt, without giving effect to any extensions or renewal thereof, as set out in Annex D; or

(v)	additional Financial Debt of the Borrower if after giving effect to the incurrence thereof (A) no Potential Event of Default or Event of Default shall be continuing; and (B) the Borrower is in compliance with all financial ratios that shall apply for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios);

(d) Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind, except (i) Financial Leases, and then only to the extent permitted under the other provisions of this Section 5.02 and (ii) otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed RMB22,000,000 in any Financial Year;

(e) Derivative Transactions. Enter into any Derivative Transaction other than any derivative transaction which is in the ordinary course of business and which is not speculative in nature and is intended solely to hedge interest rate or currency risk related to existing or future liabilities or assets of the Borrower, or assume the obligations of any party to any Derivative Transaction;

(f) Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;

(g) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)	the IFC Security and the DEG Security;

(ii)	the naming of the Senior Lenders as loss payee or other named insured under the Borrower’s insurance policies;

(iii)	Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G, without giving effect to any extensions or renewal thereof;

(iv)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Transaction, the Project or the carrying on of the business or Operations of the Borrower and its Subsidiaries; and

(B)	the Borrower has set aside adequate reserves (such reserves to be reasonably determined by the Borrower in accordance with applicable accounting principles) sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(v)	Liens over assets acquired after the date of this Agreement provided at all times the net book value of unencumbered assets of the Borrower is at least 150% of the aggregate outstanding amounts of the Loan and DEG Loan;

(h) Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i) Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency, other than group purchase agreements with the Guarantor and/or its Subsidiaries, for a material portion of its purchases or sales;

(j) Profit Sharing Arrangements. Enter into any partnership, profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(k) Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person other than the Service Fee Contract with the Guarantor (which restriction, however, is not intended to prevent the Borrower from outsourcing departmental functions which are common practice for the type of business carried out by the Borrower);

(l) Permitted Investments. Make or permit to exist loans (other than certain Intercompany Payables specified in Annex J) or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (“Investments”) other than (A) short-term marketable securities acquired solely to give temporary employment to its idle funds, and (B) any loans or advances made for the set-up, development and construction costs of any new “United Family” branded feeder clinic in Beijing through the VIE Arrangements, provided that (i) no Potential Event of Default or Event of Default shall be continuing or would result therefrom, (ii) the Borrower is in compliance with all financial ratios that shall apply for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios), and (iii) the aggregate amount of any such new loans and advances made in each Financial Year shall not be more than $3,000,000;

(m) Subsidiaries: Form or have any Subsidiary;

(n) Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document (other than the Intercreditor and Security Sharing Agreement); (ii) its Financial Year; or (iii) the nature or scope of the Project or change the nature of its present or contemplated business or Operations;

(o) Asset Sales. Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory sold in the ordinary course of business, whether in a single transaction or in a series of transactions, related or otherwise;

(p) Merger, Consolidation, Etc. Undertake or permit any merger, spin-off, consolidation or reorganization;

(q) Amendments, Waivers, Etc. of Material Agreements. Terminate, amend or grant any waiver or consent with respect to any provision of:

(i)	any Transaction Document in any material respect; or

(ii)

any agreement or other instrument evidencing or relating to Financial Debt to the extent such termination, amendment, waiver or consent would (A) increase the principal amount of any Financial Debt owed by the Borrower under the relevant agreement or increase the amount of any of the Financial Debt or other extensions of credit committed to be made to the Borrower under such agreement except as permitted under Section 5.02(c); (B) increase the interest rate or default interest rate payable thereunder; or (C) reduce the tenor of any or all of the payments of principal thereunder;

(r) Prepayment of Long-term Debt. Make any voluntary, optional or mandatory prepayment of or repurchase or reacquire for value any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless (i) such Long-term Debt is refinanced by using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced, or (ii) the Borrower gives IFC at least 30 days’ advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.06 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;

(s) Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto; or engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity as specified in Annex H;

(t) Winding Up, Liquidation, Merger or Consolidation. Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture or transaction of merger or consolidation, except that any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any wholly-owned Subsidiary of the Borrower, so long as (i) the Borrower or such Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (ii) any security interests granted to IFC pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(u) Asset Purchases. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that expenditures for fixed or other non-current assets by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 5.02(b) (Capital Expenditures);

(v) Sale-Leaseback Transaction. Enter into any sale-leaseback transaction;

(w) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(x) UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(y) Sanctionable Practices. Engage in (and neither the Borrower nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(t) (Sanctionable Practices) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

(z) Payable to Group Companies: Other than the Insurance Payables and the payments required to be made under Section 5.01(b) (Use of Proceeds; Compliance with Law) from the Disbursement, make any payment or allow any set-off in respect of any other Intercompany Payable (whether created before or after the date of this Agreement) unless (x) no Potential Event of Default or Event of Default is continuing or would result therefrom, and (y) the Borrower is in compliance with all financial ratios that shall apply as set forth in Section 5.01 (n) (Financial Ratios) after taking into account the payments; and

(aa) Prohibited Activities. Engage in any of the activities as specified in Annex H.

Section 5.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a) Quarterly Financial Statements and Reports. As soon as available but in any event within 60 days after the end of each quarter of each Financial Year, deliver to IFC:

(i)	two (2) copies of the Borrower’s unaudited complete financial statements for such quarter prepared on a Consolidated Basis, in accordance with the Accounting Standards, certified by the Borrower’s chief financial officer;

(ii)	a report by the Borrower on its Operations during that quarter, substantially in the form of, and addressing the topics listed in, Schedule 8, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

(iii)	a statement of all transactions during that quarter between the Borrower and each of its Affiliates, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements.

(iv)	a report signed by the Borrower’s chief executive officer and chief financial officer, concerning compliance with the financial covenants in this Agreement;

(b) Annual Financial Statements and Reports. As soon as available but in any event within 120 days after the end of each Financial Year, deliver to IFC (together with translations in English):

(i)	2 copies of its and each of its Subsidiaries’ complete and audited financial statements (including consolidating financial statements with respect to its Subsidiaries) for that Financial Year (which are in agreement with its books of account and prepared, on a Consolidated Basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to IFC;

(ii)	a management letter from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system, and for the management letter from the Auditors for Financial Year 2013, a confirmation by the Auditors that not less than $38,600,000 has been incurred by the Borrower on the Project costs specified in Annex A;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements:

(A)	the Borrower was in compliance with the covenants in Section 5.01(n) (Financial Ratios); and

(B)	the Auditors are not aware of any non-compliance by the Borrower with the other covenants in Section 5.02 (Negative Covenants);

and, where applicable, detailing any non-compliance; and

(iv)	a report by the Borrower on its operations during that Financial Year, substantially in the form of, and addressing the topics listed in, Schedule 8;

(v)	a capital and operating budget for the then-current Financial Year; and

(vi)	a statement by the Borrower of all transactions between the Borrower and/or its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, and a certification by the Borrower’s and/or its Subsidiaries’ chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(c) Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii);

(d) Annual Monitoring Report. Within 90 days after the end of each Financial Year, deliver to IFC the Annual Monitoring Report (i) confirming compliance by the Borrower and/or the relevant Subsidiary with the social and environmental covenants set forth in Sections 5.01 (Affirmative Covenants) and 5.02 (Negative Covenants) and Applicable S&E Law or, as the case may be, identifying any non- compliance or failure, and the actions being taken to remedy any such deficiency; and (ii) including such information as IFC shall reasonably require in order to measure the ongoing development results of the relevant Operations of the Borrower and any Subsidiary against the indicators specified therein;

(e) Notice of Accidents, Etc. Within 10 days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Transaction, the Project or on carrying on of Operations by the Borrower and/or any Subsidiary in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans, in each case, if and to the extent permitted by applicable law.

(f) Shareholder Matters. Give notice to IFC, concurrently with the Borrower’s notification to its shareholders, of any board meeting of its directors, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two copies of:

(i)	all notices, reports and other communications of the Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all shareholders’ meetings;

(g) Changes to Business; Material Adverse Effect. Promptly notify IFC of any proposed change in the business or operations of the Borrower or any of its Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(h) Litigation. Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or could reasonably be expected to have, a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(j) Insurance. Provide to IFC, in a timely manner, the insurance policies and other information referred to in Section 5.04(d) (Reporting Requirements); and

(k) Other Information. Promptly provide to IFC such other information as IFC from time to time reasonably requests about the Borrower, any of its Subsidiaries, their respective assets and Operations and the Project.

Section 5.04. Insurance.

(a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall, and shall cause its Subsidiaries to:

(i)	insure and keep insured, with financially sound and reputable insurers, all their respective assets and businesses in a manner and with amounts and deductibles as set forth in Annex F and otherwise as required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower and/or any Subsidiary under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s and/or any Subsidiaries’, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained hereunder shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure such insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

(b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain certain provisions to the effect that:

(i)	no policy can expire nor can it be canceled or suspended by the Borrower and/or any Subsidiary or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower and/or any Subsidiary receive at least thirty (30) days notice (or such lesser period as IFC may agree in respect of cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC is named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)	on every insurance policy on the Borrower and each Subsidiary’s assets which are the subject of the IFC Security and for business interruption, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of one million Dollars ($1,000,000) or more.

(c) Application of Proceeds

(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower and each Subsidiary to repair or replace the relevant damaged assets or may apply such proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.06 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment premium for any such prepayment.

(ii)	The Borrower or the relevant Subsidiary shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

(d) Reporting Requirements Unless IFC otherwise agrees, the Borrower shall and shall cause each Subsidiary to provide to IFC the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower or the relevant Subsidiary to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower and each Subsidiary, a copy of that policy incorporating any loss payee provisions or additional named insured provisions required under Section 5.04 (b) (ii) and Section 5.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01 (i));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable, remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, and any other amounts then payable under this Agreement and the other IFC Financing Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a) Failure to Pay Principal or Interest. (i) The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of 5 days; or (ii) the Guarantor fails to pay when due any amounts payable under the Guarantee Agreement and such failure continues for a period of 5 days;

(b) Failure to Pay Other IFC Loans. The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from IFC other than the Loan and any such failure continues for the relevant grace period provided for in the agreement providing for that loan;

(c) Failure to Comply with Obligations. The Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document to which it is a party (other than those referred to in clauses (a) or (b) of this Section 6.02), and any such failure continues for a period of 30 days after the date on which IFC notifies the Borrower of that failure;

(d) Failure by Other Parties to Comply with Obligations. Any party to an IFC Financing Document (other than IFC or DEG) fails to observe or perform any of its material obligations under that IFC Financing Document (other than those referred to in clauses (a), (b) or (c) of this Section 6.02), and any such failure continues for a period of 30 days after the date on which IFC notifies the Borrower of that failure;

(e) Misrepresentation. Any representation or warranty made in (i) Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or (ii) any other Transaction Document, by any of the Borrower, the Guarantor, Beijing United Health One or CHH is incorrect in any material respect;

(f) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the assets of the Borrower, or of the Guarantor of any of their respective share capital, or assumes custody or control of the assets or of the business or operations of the Borrower or of the Guarantor or of any of their respective share capital, or takes any action for the dissolution or disestablishment of the Borrower or of the Guarantor or any action that would prevent the Borrower or the Guarantor or their respective officers from carrying on all or a substantial part of their respective business or Operations;

(g) Involuntary Proceedings. A decree or order by a court is entered against the Borrower or the Guarantor:

(i)	adjudging the Borrower or the Guarantor bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or the Guarantor under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or the Guarantor or of any substantial part of any of their respective property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 30 days;

(h) Voluntary Proceedings. The Borrower or the Guarantor:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or the Guarantor or of any substantial part of any of their respective property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or any of its Subsidiaries or the Guarantor for an amount in excess of the equivalent of $2,000,000 and is not discharged within 45 days;

(j) Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(g) through Section 6.02(i);

(k) Cross-Default. (i) The Borrower fails to pay any of its Liabilities that (together with all other unpaid Liabilities) exceed $500,000 or its equivalent (other than the Loan or any other loan from IFC to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability that (together with all other unpaid Liabilities) exceed $500,000 or its equivalent, and any such failure continues for more than any applicable grace period or any such Liability becomes prematurely due and payable or is placed on demand; or (ii) the Guarantor fails to pay any of its Liabilities that (together with all other unpaid Liabilities) exceed $1,000,000 or its equivalent (other than the Loan or any other loan from IFC to the Guarantor) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability that (together with all other unpaid Liabilities) exceed $1,000,000 or its equivalent, and any such failure continues for more than any applicable grace period or any such Liability becomes prematurely due and payable or is placed on demand;

(l) Failure to Maintain Authorizations. Any Authorization (other than Authorizations that the failure to obtain is not, in the opinion of IFC at any time, expected to result and does not result in a Material Adverse Effect) necessary for the Borrower or the Guarantor to perform and observe its obligations under any Transaction Document, or to carry out the Transaction, the Project or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(m) Revocation, Etc. of Security Documents. Any Security Document or any of its material provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated and any such repudiation continues for a period of 30 days during which period such repudiation has no effect;

(n) Revocation Etc. of Transaction Documents. Any Transaction Document (other than a Security Document) or any of its material provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated and such repudiation is not withdrawn within 30 days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation becomes effective;

(o) Non-Performance of Project Documents. Any of the Project Documents:

(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated by any party to it;

(p) Judgments. A final judgment, order or arbitral award for the payment of money in excess of the equivalent of $500,000 is rendered against the Borrower, any of its Subsidiaries or the Guarantor or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 30 consecutive days;

(q) Employee Benefit Plans. Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law, and such failure could reasonably be expected to have a Material Adverse Effect;

(r) Change of Control. A Change of Control shall have occurred.

Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights.

(a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other IFC Financing Document or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement, any other IFC Financing Document and which might prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement or any other IFC Financing Document shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c) Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement or any other IFC Financing Document that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other IFC Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other IFC Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(h) (Litigation, Etc.) and Section 5.03(i) (Default) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Chindex International, Inc.

4340 East West Highway, Suite 1100

Bethesda, Maryland 20814

Attention:	Roberta Lipson, CEO
Lawrence Pemble, COO
Robert Low, CFO
Facsimile:	301-215-7719
502-427-0409

With a copy sent by e-mail to the attention of Roberta Lipson, CEO, and Lawrence Pemble, COO and Robert Low, CFO, at:

E-mail addresses: rlipson@chindex.com; lpemble@chindex.com and robert.low@chindex.com

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:	Director
Manufacturing, Agribusiness and Services Department

Facsimile:	+1 (202) 974-4872

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: +1 (202)-522-7419

With a copy to:

International Finance Corporation

14th Floor, One Pacific Place

88 Queensway, Admiralty

Hong Kong, SAR, P.R.C

Attention:	Director
Manufacturing, Agribusiness and Services Department, Asia

Facsimile:	+852 2509-9363

Section 7.03. English Language.

(a) All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other IFC Financing Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Enforcement.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against The Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d) The Borrower hereby irrevocably designates, appoints and empowers Law Debenture, with offices currently located at 400 Madison Avenue, Suite 4D, New York, New York 10017, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.

(f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g) Service in the manner provided in Sections 7.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h) The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other IFC Financing Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other IFC Financing Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, The Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06. Disclosure of Information.

(a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business, Operations or affairs of the Borrower to:

(i)	its outside counsel, auditors and rating agencies, and

(ii)	any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 7.07. Indemnification; No Consequential Damages. (a) The Borrower shall indemnify IFC and its officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Transaction Document or any other agreement or instrument contemplated thereby or the consummation of the Transaction, the Project or any other transactions contemplated hereby, (ii) the Loan or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b) To the maximum extent permitted by applicable law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

Section 7.08. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.

Section 7.09. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By:
Name:	Roberta Lipson
Title:	Authorized Representative

Signature Page to the BUFH-IFC Loan Agreement

INTERNATIONAL FINANCE CORPORATION

By:
Name:	Shannon W. Atkeson
Title:	Portfolio Manager, Asia
Manufacturing, Agribusiness and Services Dept.

Signature Page to the BUFH-IFC Loan Agreement

ANNEX A

PROJECT COST AND FINANCING PLAN

Capital Expenditure	(million US$)%		Financing Plan	(million US$)%
Leasehold Improvement	20.5	50%	Debt	18.6	45%
New Equipment	10.5	25%	China Exim Loan	7.6	18%
Asset Transferred from Beijing United Health One	7.6	18%	IFC Loan	6	14%
Working Capital	2.8	7%	DEG Loan	5	12%
			Intercompany Payable	10.4	25%
			Subordinated Intercompany Payable	7.6	18%
			Other Intercompany Payable	2.8	7%
			Equity	12.4	30%
			Registered Capital	12.4	30%

Total	41.4	100%	Total	41.4	100%

ANNEX B

BORROWER/TRANSACTION AUTHORIZATIONS

(See Sections 3.01 (d) and 4.01 (c) of the Loan Agreement)

Section (1)	Authorizations Already Obtained

(a)	Approval reply (Jing Shang Wu Zi Zi [2010] No. 587) dated July 23, 2010 issued by Beijing Municipal Commission of Commerce (“Beijing MOFCOM”) approving the incorporation of the Borrower;

(b)	Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China (Shang Wai Zi Jing Zuo Zi [2010] No. 20088) issued by Beijing Municipal People’s Government on July 27, 2010;

(c)	Approval reply (Wei Yi Zheng Han [2012] No. 201) dated May 31, 2012 issued by the Ministry of Health;

(d)	Business License (No. 1281867) of the Borrower issued by Beijing Municipal Administration of Industry and Commerce (“Beijing SAIC”) on August 23, 2010, which evidences that the Borrower has passed the annual examination for 2011;

(e)	Medical Institution Operation Permit issued by Beijing Municipal Bureau of Health on December 19, 2011;

(f)	State & Local Tax Registration Certificate (Jing Shui Zheng Zi 11010555480297X) dated August 18, 2010;

(g)	Foreign Exchange Registration Card of the Borrower;

(h)	Customs Registration Certificate of the Borrower dated March 29, 2011 issued by Beijing Customs Service;

(i)	Financial Registration For Enterprises With Foreign Investment (Registration No. 1101058024) issued by the Bureau of Finance of Chaoyang District of Beijing on September 14, 2010;

(j)	Approval Reply for the Report of Environmental Impact of Beijing United Family Hospital Co., Ltd. (Chao Huan Bao Shen Zi [2011] No. 1176) issued by the Bureau of Environment Protection of Chaoyang;

ANNEX B

(k)	District of Beijing (“Chaoyang Environmental Protection Bureau”) on November 11, 2011 (the “Environmental Approval”);

(l)	Opinion on the Inspection and Acceptance of Fire Protection Facilities in Construction Project (Chao Gong Yan Xiao [2011] No. 1217) issued by the Fire Protection Unit of Chaoyang District of Beijing on July 4, 2011; and

(m)	Licenses dated July 28, 2010 by Chindex (Beijing) International Trade Co., Ltd. of three trademarks to the Borrower.

Section (2)	Authorizations to be Obtained Prior to First Disbursement

(a)	Unanimous board resolutions of the Borrower:

(i)	approving the Borrower to obtain the Loan;

(ii)	approving the Borrower to enter into each of the IFC Financing Documents to which it is a party;

(iii)	approving the transactions contemplated by the Equity Pledge;

(iv)	approving all of the transactions contemplated by each of the IFC Financing Documents to which the Borrower is a party;

(v)	authorizing a specified Person or Persons to execute the IFC Financing Documents to which the Borrower is a party on the Borrower’s behalf;

(vi)	authorizing a specified Person or persons to issue the Certificate of Incumbency and Authority; and

(vii)	approving or authorizing any other ancillary matters relating to the Loan and the Equity Pledge, each of the IFC Financing Documents to which the Borrower is a party or any other agreement or instrument contemplated thereby or any other transactions contemplated thereby;

ANNEX B

(b)	Resolutions of the board of directors of CHH:

(i)	approving the terms of, and the transactions contemplated by, the Equity Pledge and CHH’s execution of the Equity Pledge;

(ii)	authorizing a specified Person or Persons to execute the Equity Pledge; and

(iii)	authorizing a specified Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by CHH under or in connection with the Equity Pledge or to handle any other matters in connection with the perfection of the Equity Pledge;

(c)	Resolutions of the board of directors of the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the IFC Financing Documents to which the Guarantor is a party and the Guarantor’s execution of the Guarantee Agreement;

(ii)	authorizing a specified Person or Persons to execute the Guarantee Agreement and a Certificate of Incumbency and Authority on its behalf;

(iii)	authorizing a specified Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by the Guarantor under or in connection with the Guarantee Agreement;

(d)	Foreign Debt Registration Certificate and Foreign Debt Registration Information Form issued by the State Administration of Foreign Exchange, Beijing Branch (“Beijing SAFE”) evidencing the Loan has been duly registered with Beijing SAFE;

(e)	Written confirmation from Bank of China Corporation, Beijing Branch (“BOC”) that the Borrower does not need to provide additional security in favor of BOC as a result of the Borrower’s entry into the Transaction Documents to which it is a party;

ANNEX B

(f)	Consent to the Inspection and Acceptance of the Environmental Protection Facilities of the Borrower issued by Chaoyang Environmental Protection Bureau as contemplated by the Environmental Approval; and

(g)	Consent of Beijing Electronic Science and Technology Vocational College to the sublease by Beijing Putian Hotel Management Co., Ltd. of certain hotel rooms of the Putian Hotel to the Borrower.

Section (3)	Authorizations to be Obtained no Later than the Date Falling Nine (9) Months of the Date of this Agreement

(a)	Approval reply issued by Beijing MOFCOM approving the Equity Pledge;

(b)	Written notice issued by Beijing SAIC evidencing the creation and registration of the Equity Pledge with Beijing SAIC; and

(c)	Shareholders Register of the Borrower showing that the Equity Pledge has been duly recorded in it.

ANNEX C

INVESTMENTS

None

ANNEX D

FINANCIAL DEBT

1. The China Exim Loan Agreement dated July 9, 2012 in the principal amount of $7,577,307.

2. The Subordinated Financial Debt as set forth on Annex K.

ANNEX E

SUBSIDIARIES

None

ANNEX F

INSURANCE REQUIREMENTS

(See Section 5.04 (a) of the Loan Agreement)

1.	CONSTRUCTION PHASE

a) Erection/Construction All Risks, based on full contract value and including:

i)	Strike, Riots & Civil Commotion

ii)	Debris Removal

iii)	Extra Expenses

iv)	Extended Maintenance Period

v)	Third Party Liability

b) Marine Cargo (including war)

2.	OPERATIONAL PHASE

a) Property All Risks incl. Machinery Breakdown, based on new replacement cost of assets

b) Business Interruption

c) Third Party Liability

d) Medical Malpractice

e) Professional Indemnity for medical training program (once this commences)

3.	AT ALL TIMES

a) All insurances required by applicable laws and regulations.

ANNEX G

EXISTING LIENS

RMB28.4 million as cash collateral to Bank of China for the China Exim Loan.

ANNEX H

PROHIBITED ACTIVITIES

1.	Production or activities involving harmful or exploitative forms of forced labor1/harmful child labor.[2]

•	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

•	Production or trade in weapons and munitions.[3]

•	Production or trade in alcoholic beverages (excluding beer and wine).

•	Production or trade in tobacco

•	Gambling, casinos and equivalent enterprises.

•	Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.

•	Production or trade in radioactive materials.[4]

•	Production or trade in or use of unbonded asbestos fibers.[5]

•	Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).[6]

•	Production or trade in products containing PCBs.[7]

[1]	Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty.
[2]

Harmful child labor means the employment of children that is economical exploitive, or is likely to be hazardous to, or to interfere with, the child’s education, or to be harmful to the child’s health, or physical, mental, spiritual, moral, or social development.

[3]	These activities are prohibited only if a Portfolio Company is substantially involved in such activities, i.e. the activity is not considered ancillary to such portfolio Company’s primary operations.
[4]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.
[5]	This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.
[6]	See IFC OP 4.35, Forestry (under review).
[7]

PCBs: Polychlorinated biphenyls – a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitators and switchgear dating from 1950-1985. Ozone Depleting Substances (ODSs): Chemical compounds which react with and deplete ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates.

ANNEX H

•	Production or trade in pharmaceuticals subject to international phase outs or bans.

•	Production or trade in pesticides/herbicides subject to international phase out.

•	Production or trade in ozone depleting substances subject to international phase out.[8]

•	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

•	Knowingly provide or permit to be provided any product or services (or any text, pictures, graphics, sound, video, or other data in connection with any services) that:

1.	infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or rights or publicity of privacy;

2.	violate any law, statute, ordinance or regulation (including, without limitation, the laws and regulations governing export control);

3.	are defamatory, trade libelous, unlawfully threatening or harassing;

4.	are obscene or pornographic or contain child pornography;

5.	violate any laws regarding competition, privacy, anti-discrimination or false advertising; or

6.	contain any viruses, Trojan horses, worms, time-bombs, cancel bots or other computer routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

[8]

Ozone Depleting Substances (ODSs): Chemical compounds which react with and deplete ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates.

ANNEX I

ANTI-CORRUPTION GUIDELINES

FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.	CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

ANNEX I

E.	The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of World Bank Group sanctions.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice under the World Bank sanctions program as applicable to IFC, MIGA and PRG operations.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

ANNEX I

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX J

INTERCOMPANY PAYABLES

Payable as of October 31, 2012	Amount (RMB)	Amount in US$	Settlement Terms
Beijing United Health One	48,760,241	7,739,721	To be subordinated as required in the Subordination Agreement
Shanghai United Family Hospital, Downtown Clinic and Beijing United Health One	69,300,000	11,000,000	Settlement by DEG/IFC Loans
Affiliates	13,891,213	2,204,954	Insurance Payable of which can be settled as needed
Beijing United Health One	17,703,491	2,810,078	Settlement is subject to Section 5.02(z) of this Agreement
Chindex International, Inc.[1]	3,944,913	626,177	Settled by internal cash generation

Total	153,599,858	24,380,930

[1]

The inclusion of the Service Fees payable to Chindex International, Inc. as of October 31, 2012 as a line-item in this Annex J of Intercompany Payables has been added as an accommodation to the parties. For the avoidance of doubt, the Service Fees are not an Intercompany Payable for purposes of all references and obligations in the Loan Agreement or any IFC Financing Document.

ANNEX K

SUBORDINATED FINANCIAL DEBT

The Subordinated Intercompany Payable

ANNEX L

Lease Agreements

Item	Description	Landlord	Rental/ Year (RMB)	Area (m3)
Office
	Building#1 rental	Beijing Industrial School of Posts and Telecommunications	5,740,000	4,831
	Building#2 rental	Beijing Radio Instrument No. 2 Factory	5,800,000	6,305
	Pu Tian rental	Beijing Pu Tian Hotel Co., Ltd	2,650,980	4,730
			¥14,190,980

Storage Room
	Storage room/110&210	Beijing Industrial School of Posts and Telecommunications	45,000	53
	Storage room/basement	Beijing Industrial School of Posts and Telecommunications	100,000	100
	Storage room	Beijing Youyi Storage & Transportation Co., Ltd.	43,800	150
			¥188,800

Dormitory
	Dormitory for 999 staff	Beijing Rongding Investment Co., Ltd.	87,360	22
	Dormitory for new graduates	Wang Lei	50,400	60
			¥137,760

Leasing Equipment Detail

Item	Description	Vendor	Rental/Year (RMB)
Computer Leasing
	PC LEASE S042R&S041R	CIT Finance & Leasing Corporation	21,423
	PC LEASE S057	CIT Finance & Leasing Corporation	21,587
	PC LEASE S056	CIT Finance & Leasing Corporation	47,376
	PC LEASE S055	CIT Finance & Leasing Corporation	7,502
	PC LEASE S054	CIT Finance & Leasing Corporation	7,520
	PC LEASE S052&53	CIT Finance & Leasing Corporation	55,986
	PC LEASE S051	CIT Finance & Leasing Corporation	7,523
	PC LEASE S050	CIT Finance & Leasing Corporation	100,690
	PC LEASE S049	CIT Finance & Leasing Corporation	10,862

Leasing Equipment Detail

Item	Description	Vendor	Rental/ Year (RMB)
	PC LEASE S048	CIT Finance & Leasing Corporation	157,102
	PC LEASE S047	CIT Finance & Leasing Corporation	53,097
	PC LEASE S046	CIT Finance & Leasing Corporation	94,202
	PC LEASE S045	CIT Finance & Leasing Corporation	4,704
	PC LEASE S044	CIT Finance & Leasing Corporation	8,900
	PC LEASE S038R	CIT Finance & Leasing Corporation	15,506
	PC LEASE S001	CIT Finance & Leasing Corporation	145,226
	PC LEASE S002	CIT Finance & Leasing Corporation	63,772
	PC LEASE S003	CIT Finance & Leasing Corporation	41,628
	PC LEASE S004	CIT Finance & Leasing Corporation	118,267
	PC LEASE S005&6	CIT Finance & Leasing Corporation	70,807
	PC LEASE S007&8&9	CIT Finance & Leasing Corporation	112,474
	PC LEASE S010&11	CIT Finance & Leasing Corporation	49,332
	PC LEASE S012	CIT Finance & Leasing Corporation	49,696
	PC LEASE S013	CIT Finance & Leasing Corporation	22,162
	PC LEASE S014	CIT Finance & Leasing Corporation	18,064
	PC LEASE S039R&040R	CIT Finance & Leasing Corporation	17,237
	PC LEASE S015	CIT Finance & Leasing Corporation	9,965
	PC LEASE S016	CIT Finance & Leasing Corporation	58,067
	PC LEASE S017	CIT Finance & Leasing Corporation	77,192
	PC LEASE S035R	CIT Finance & Leasing Corporation	103,323
	PC LEASE S018	CIT Finance & Leasing Corporation	72,130
	PC LEASE S019	CIT Finance & Leasing Corporation	58,988
	PC LEASE S020	CIT Finance & Leasing Corporation	32,621
	PC LEASE S021	CIT Finance & Leasing Corporation	11,215
	PC LEASE S022	CIT Finance & Leasing Corporation	33,176
			¥1,779,324

Printer Leasing

LCL1103041282	Fuji Xerox Leasing(China)Limited	41,400
LCL1110047865	Fuji Xerox Leasing(China)Limited	20,700
		¥62,100

ANNEX M

VIE Agreements

1. Shareholder Agreement, dated as of April 21, 2009 between Chindex Healthcare Holdings Limited and a shareholder of Beijing Access Health Hospital Management Co., Ltd.

2. Shareholder Agreement, dated as of August 30, 2002 between Chindex (Beijing) Consulting, Inc. and a shareholder of Beijing United Family Hospital Management Co., Ltd.

3. Shareholder Agreement, dated as of August 30, 2002 between Chindex (Beijing) Consulting, Inc. and a shareholder of Beijing United Family Hospital Management Co., Ltd.

ANNEX N

Action Plan

United Family Hospital – IFC review. - 18Dec2012

	Level of the building	Corrective measure	Justification	Priority (estimated time frame for completion)
1	5th floor

Installation of fire alarm notification devices (vibrating bells), smoke detection in fifth floor level (dormitory area for Hospital personnel). The vibrating bells shall be installed in at both ends of the corridor in that floor and additional one near the main dormitory area (we have estimated three (3) devices as a minimum quantity) for this area. Provide exit signs as well in this area.

[5th floor – dormitories]

			The area designated for employee dormitories and services (bathrooms, etc) is located in the fifth floor. That space of the building has only one means of egress and at this time is not provided with fire alarm notification or smoke detection. The prompt notification of the personnel in that area will permit a fast reaction for a safe evacuation and also they could perform tasks for the control of the emergency (assisting patients, controlling the fire, etc).	February 2013 (2 month).

ANNEX N

2	1st floor

Installation of smoke detection and fire alarm notification in the corridor near the MRI room and also smoke detection in the MRI control room; for a total of three (3) smoke detectors and one (1) vibrating bell as a minimum in this area of the first floor.

[MRI room]

		This area of the building is not provided with any fire alarm system or smoke detection.	February 2013 (2 month).

ANNEX N

3	Various levels (Doors in Central stair near the elevator lobby)

Provide fire alarm signal interfacing the security doors located in the central stair intermediate landings. The lock power of the doors shall be automatically released at a fire alarm in the building. A fire alarm interface relay shall be provided at each one of the door lock power controllers for these security doors in the building.

{central stair – security doors]

			The client informed that there is a card key located in every floor near the nurse stations for use of the employees to open these doors in case of fire emergency; however, this condition is not considered fully appropriate because during emergencies the means of egress shall be free of obstacles. Note that the card key to open security doors would be useful for other type of emergencies under no fire alarm conditions (seismic events, others no related to fire).	April 2013 (4 month).
4	Complete Building	Installation of automatic fire sprinkler system.	The sprinkler system will be required to be installed in the building if the building undergoes a “major renovation” or if any of the floors is subject to renovations (major renovation would be any modification that will imply the total reconfiguration of spaces, total modification of the MEP systems, hazmat abatement, etc.)	TBD – future project

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(c) of the Loan Agreement)

[Borrower’s/Guarantor’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director,                      Department

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Loan Agreement dated             ,         (the “Loan Agreement”) between Borrower and IFC, the undersigned [Chairman/Director] of [name of entity], (the “[insert “Borrower”/“Guarantor” ]”), duly authorized to do so, hereby certify that:

1. The persons named below have been duly elected, have duly qualified as and at all times since                  , [—] 1 (to and including the date hereof) have been officers of [the Borrower/Guarantor], holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

[1]	Insert a date prior to the time of any corporate action relating to the Loan Agreement.

SCHEDULE 1

Name[2]	Office	Signature

Each such person is authorized to sign the IFC Financing Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2. Attached hereto as Exhibit A is a copy of the [charter] of [insert entity] as filed with [name of registry] on [—], together with all amendments thereto adopted through the date hereof.

3. Attached hereto as Exhibit B is a true and correct copy of [resolutions/powers of attorney] duly adopted by the Board of Directors of [entity] (certified by a [    ] notary public) at a meeting on                  , [—], at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of [entity] which deal with the execution, delivery or performance of any of the IFC Financing Documents.

[2]

Include name, office and signature of each officer who will sign any Document. Designations may be changed at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors where applicable.

SCHEDULE 1

IN WITNESS WHEREOF, I have hereunto set my hand this      day of [—].

[Name of Entity]

Name:
Title:

I, the undersigned, [Secretary/Assistant Secretary] of [entity], DO HEREBY CERTIFY that [Insert name of Person making the above certifications] is the duly elected and qualified [Chief Executive Officer/Chief Financial Officer] of [            ] and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of [—].

[Name of Entity]

Name:
Title:

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT (LOAN)

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: [Director,                      Department]

Ladies and Gentlemen:

Investment No. 32681

Request for Loan Disbursement No. [    ]*

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated             ,        , between Beijing United Family Hospital Co., Ltd. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on                     ,         (or as soon as practicable thereafter) of the amount of                     under the Loan (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in New York of Beijing United Family Hospital Co., Ltd. [Name of correspondent Bank], Account No.                     at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                     at [Name and address of Bank] in [city and country].

*	Each to be numbered in series.

SCHEDULE 2

3. For the purpose of Section 4.02 and Section 4.03 of the Loan Agreement, the Borrower certifies as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Transaction, or will be needed for such purpose within 3 months of such date;

(c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) since [insert date] [the date of the Loan Agreement]** neither the Borrower nor any of its Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 of the Loan Agreement);

(e) the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date [(but in the case of Section 3.01(c), without the words in parenthesis)];

(f) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) after giving effect to the Disbursement, neither the Borrower nor any of its Subsidiaries will be in violation of:

(i)	its respective Charter;

**	The date should be the same as is used in Section 3.01 (h). Use the second formulation if the Borrower is a start-up company which did not deliver meaningful financial statements prior to the date of the Loan Agreement.

SCHEDULE 2

(ii)	any provision contained in any document to which the Borrower or any Subsidiary is a party (including the Loan Agreement) or by which the Borrower or any Subsidiary is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower or any Subsidiary directly or indirectly, limiting or otherwise restricting the Borrower’s or any Subsidiary’s borrowing or guarantee power or authority or its ability to borrow or guarantee; and

(h). (Without limiting the generality of Section 4.02(h)), after giving effect to the Disbursement, the financial ratios specified in Section 5.01 (n) (Financial Ratios) are met.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By
Authorized Representative

Copy to:	Manager, Financial Operations Unit International Finance Corporation

SCHEDULE 3

FORM OF LOAN DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

Investment No. 32681

Disbursement Receipt No. [    ]* (Loan)

We, Beijing United Family Hospital Co., Ltd., hereby acknowledge receipt on the date hereof, of the sum of                      disbursed to us by International Finance Corporation (“IFC”) under the Loan of                     provided for in the Loan Agreement dated             ,          between our company and International Finance Corporation.** [Of this sum,                     is a Loan Disbursement.]

Yours truly,

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By
Authorized Representative***

*	To correspond with number of the Disbursement request. Sec Schedule 2.
**	Please note that in some jurisdictions one has to be able to prove amounts disbursed.
***	As named in the Borrower’s Certificate of Authorized Representative (see Schedule 1).

SCHEDULE 4

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of Beijing United Family Hospital Co., Ltd. a company organized and existing under the laws of the People’s Republic of China (the “Borrower”), is delivered pursuant to Section 4.01(j) of the Loan Agreement dated as of [                    ] (as the same may be amended from time to time, the “Loan Agreement”) between the Borrower and IFC. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of the Borrower, DO HEREBY CERTIFY as follows:

1. I have carefully reviewed the Loan Agreement and the other IFC Financing Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefore. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2. I have reviewed all financial information delivered to IFC pursuant to Articles III and IV of the Loan Agreement (the “Information”). I am familiar with the financial performance and prospects of the Borrower and hereby confirm that the Information was prepared in good faith and fairly presents the Borrower’s consolidated financial condition, based on the information available to the Borrower at the time so furnished.

3. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of the Borrower is greater than the probable liability on existing debts (as defined herein) of the Borrower as they become absolute and matured.

4. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the Borrower is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

SCHEDULE 4

5. The Borrower does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), the Borrower is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7. The Borrower does not intend, in consummating the transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement), to hinder, delay or defraud either present or future lenders or any other Person to which the Borrower is or will become, on or after the date hereof, indebted.

8. For purposes of this Certificate, “fair value” means the amount at which the aggregate assets of the Borrower would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present fair saleable value” means the amount that may be realized if the aggregate assets of the Borrower are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises. The term “debt” means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being “able to pay its debts as they become absolute and mature” means that, assuming transactions contemplated by the Transaction Documents (other than the Intercreditor and Security Sharing Agreement) have been consummated as proposed and based only upon the [Borrower’s] financial forecasts, the Borrower would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including (and after giving effect to) the scheduled principal payments with respect to the Loan under the Loan Agreement as in effect on the date hereof.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE]

By:
Name:
Title:

SCHEDULE 5

FORM OF SERVICE OF PROCESS LETTER

[Process Agent’s Letterhead]

(See Section 4.01 (k) of the Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention:

[Country/                     ]

Re:

Dear Sirs:

Reference is made to [(i)] Section     of the Loan Agreement dated                     (the “Loan Agreement”) between Beijing United Family Hospital Co., Ltd. (the “Borrower”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 7.05 (d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, Law Debenture, with offices currently located at 400 Madison Avenue, Suite 4D, New York, New York 10017, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.05 (d) of the Loan Agreement and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.05 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above- mentioned obligations and will not refuse fulfillment of such obligations as provided under any of Section 7.05 of the Loan Agreement.

Very truly yours,

Law Debenture

By

Title:

SCHEDULE 5

cc: Beijing United Family Hospital Co., Ltd.

SCHEDULE 6

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 4.01 (i) and Section 5.01(f) of

the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and IFC dated             ,         (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned companies to IFC to enable us to satisfy our obligation to IFC under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

SCHEDULE 6

Please note that under Section 5.03(b)(ii) and (iii) and Section 5.03(c) of the Loan Agreement, we are obliged to provide IFC with:

(a) a copy of the annual and any other management letter or other communication from you to the undersigned companies or its respective management commenting on, among other things, the adequacy of the undersigned companies’ financial control procedures and accounting and management information system; and

(b) a report by you certifying that, based upon its audited financial statements, each of the undersigned companies was in compliance with the financial covenants contained in Section 5.02 of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any non- compliance.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By
Authorized Representative

Enclosure

cc:	Director

[Name of Department]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

SCHEDULE 7

FORM OF BORROWER’S CERTIFICATION

ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02(a) of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 Attention: [Country/ ]	[Date]

Re:

Dear Sirs:

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated             ,         between Beijing United Family Hospital Co., Ltd. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of                     , such distribution to commence on or about             ,         . Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a)	the proposed distribution will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Borrower’s assets;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing;

(c)	the Borrower is in compliance with all financial ratios that shall be applicable for the year 2015 and thereafter as set forth in Section 5.01(n) (Financial Ratios) on a Pro Forma Basis;

(d)	the Borrower delivers to IFC a certification substantially in the form of Schedule 7.

SCHEDULE 7

3. The Borrower undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly,

BEIJING UNITED FAMILY HOSPITAL CO., LTD.

By
Authorized Representative

SCHEDULE 8

INFORMATION TO BE INCLUDED IN

QUARTERLY AND ANNUAL REVIEW OF OPERATIONS

(See Sections 5.03(a)(ii) and (b)(iv) of the Loan Agreement)

(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of the Borrowers, the reasons for such changes, and the identity of major new shareholders.

(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrowers (e.g. changes in government economic strategy, health sector policy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrowers, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrowers’ corporate or operational strategy, including changes in service profile, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in the Borrowers’ market conditions (both primary and secondary), with emphasis on changes in reimbursement structure, market share and degree of competition.

(6)	Operating Performance. Discussion of the following operating indicators by Chindex on a consolidated basis and on a year-on-year basis, MPD, BUFH business by markets, eg, Shanghai, Beijing and Guangzhou, etc.

1. Financial Information to be Provided on a Quarterly Basis (Including Previous Quarter for Comparison)
2. Indicator	[	]Q2[ ]	[	]Q2[ ]
OPERATIONAL:
Outpatient visits per day
Inpatient Admissions
Inpatient Days
Beds in Service
Occupancy Rate
ALOS
Number of Physicians
Number of Nurses
Number of Employees
Revenue/Inpatient Day (Admission)
Revenue/Outpatient Visit
Section 1.02 FINANCIAL
Revenue
EBITDA
SWB as a % of Revenue
Net Profit
Current Assets
Total Assets
Current Liabilities
Total Liabilities
Short Term Debt
Long Term Debt
Change in Working Capital
A/R Days
Inventory Days
A/P Days
Total Operating Cash Flow
Capex (both maintenance and discretionary)

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.

(8)	Development Impact Report: An annual report for each hospital and clinic project within 120 days of the financial year including:

a.	EBITDA for the past 12 months;

b.	Taxes paid to the government (both business taxes and income taxes) for the past 12 months;

c.	Number of employees;

d.	Number of female employees;

e.	Number of outpatients served;

f.	Number of inpatients treated;

g.	Number of staff trained;

h.	Cost of training provided to staff for the past 12 months (both an average per staff member and an aggregate amount); and

i.	Value of free or discounted treatment provided to patients for the past.

]

SCHEDULE 9

INTERNATIONAL FINANCE CORPORATION

Environmental and Social Performance

Annual Monitoring Report (AMR)

INTERNATIONAL FINANCE CORPORATION

ENVIRONMENTAL AND SOCIAL PERFORMANCE

ANNUAL MONITORING REPORT (AMR)

Beijing United Family Hospital Co., Ltd.

People’s Republic of China

32681

REPORTING PERIOD: (insert date) through (insert date)

AMR COMPLETION DATE: (    )

Environment and Social Development Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

a)	Introduction

The Annual Monitoring Report

IFC’s Investment Agreement requires Beijing United Family Hospital Co., Ltd. (BUFH) to prepare an Annual Monitoring Report (AMR) for all its facilities and operations. This document comprises IFC’s preferred format for environmental and social performance reporting. The AMR informs the Environment and Social Development Department about the environmental and social state of the investment. It should be noted that it asks for summary information and on the basis of this information IFC may request additional, more detailed explanations and data.

(1)	Preparation Instructions

The following points should assist you in completing this form. Please be descriptive in your responses and attach additional information as needed.

•

IFC’s Investment Agreement requires designated BUFH personnel to complete and submit annual environmental and social monitoring reports in compliance with the schedule stipulated in the Investment agreement.

•	BUFH must report qualitative and quantitative project performance data each year of the investment for the environmental and social monitoring parameters included in this report format.

•	The main purpose of completing this form is to provide the following information:

1.	Environmental and Social Management

2.	Occupational Health and Safety (OHS) Performance

3.	Significant Environmental and Social Events

4.	General Information and Feedback

5.	Sustainability of Project and Associated Operations

6.	Compliance with World Bank Group and local environmental requirements as specified in the Investment Agreement

7.	Compliance with World Bank Group and local social requirements as specified in the Investment Agreement

8.	Data Interpretation and Corrective Measures

(a)	Specialist Contact Information

If you have any questions regarding the AMR or wish to discuss completion of the AMR please contact the following Investment Officer or Portfolio Manager.

Investment	Name: [insert name]	Portfolio	Name: [insert name]
Officer	Telephone Number: [—]	Manager	Telephone Number: [—]
	Facsimile Number: [—]		Facsimile Number: [—]
	Email: [insert email address]		Email: [insert email address]

B) ENVIRONMENTAL AND SOCIAL MANAGEMENT

1.1 AMR Preparer

To be completed by BUFH	Name: [insert name]
authorized representative	Title: [—]
Telephone Number: [—]
Facsimile Number: [—]
Email: [insert email address]

BUFH Information	BUFH office physical address:
Address: Beijing United Family Hospital and Clinics, 2 Jiang Tai Lu, Chaoyang District, Beijing, PRC 100016

BUFH web page address: www.unitedfamilyhospitals.com

I certify that the data contained in this AMR completely and accurately represents BUFH’s operations during this reporting period. I further certify that analytical data summaries1 incorporated in Section 6 are based upon data collected and analyzed in a manner consistent with the World Bank Group’s Pollution Prevention and Abatement Handbook, Monitoring.2

[1]	Raw analytical data upon which summaries are based should not be submitted with this AMR but must be preserved by BUFH and presented to IFC upon demand.
[2]	Pollution Prevention and Abatement Handbook

—ELECTRONIC SIGNATURE—
BUFH Employee Name	Signature

1.2 Environmental Responsibility Chart

Please name the individuals in the company who hold responsibility for environmental and social performance (e.g. Environment Manager, Occupational Health and Safety Manager, Community Relations Manager) and give their contact information (Name, Address, Telephone Number, Fax Number, E-mail Address).

1.3 Summary of Current Operations

Describe company operations and level of business activity.

Hospital/clinic name	No of staff	No of contractors	Floor space	No of beds	Date of JCIA certification

Describe any significant changes since the last report in the company or in day-to-day operations that may affect environmental and social performance. In particular, please identify any changes in fuel/power supply that would necessitate independent air quality monitoring.

2	Occupational Health and Safety Performance

List any incidents and accidents (describing any fatalities, non-fatal injuries, lost work days, and vehicle collisions) in the reporting period:

3	Life and Fire Safety

2.1.	Please complete the following table for BJUH.

BUFH Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies[3]	Corrective Actions and Schedule For Implementation[4]
Fire Drills	Minimum: three (3)/year

Inspect and certify fire detection and suppression electrical and mechanical systems.	Minimum: one (1)/year

Inspect, refill/recharge portable fire extinguisher	Minimum: two (2) inspections/year

2.2.	Please complete the following table for Beijing Rehab Center.

BUFH Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies[5]	Corrective Actions and Schedule For Implementation[6]
Fire Drills	Minimum: three (3)/year

[3]	Attach additional sheets as needed to fully describe observed deficiencies.
[4]	Attach additional sheets as needed to fully describe corrective actions and implementation.
[5]	Attach additional sheets as needed to fully describe observed deficiencies.
[6]	Attach additional sheets as needed to fully describe corrective actions and implementation.

BUFH Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies[5]	Corrective Actions and Schedule For Implementation[6]
Inspect and certify fire detection and suppression electrical and mechanical systems.	Minimum: one (1)/year

Inspect, refill/recharge portable fire extinguisher	Minimum: two (2) inspections/year

3	IFC/WBG Environmental Policies and Guidelines and Host Country Regulations Compliance

3.1 Effluent monitoring

Please append effluent monitoring results for all BUFH hospitals and clinics. Where there is any non- compliance with WBG EHS Guidelines or local regulatory limit please explain the reason.

Parameters	Sample Collection and Analysis Frequency	WBG/IFC Maximum Levels (WBG/IFC Units)
pH	Yearly	6-9
Biochemical oxygen demand (BOD5)	Yearly	50	mg/l
Chemical oxygen demand (COD)	Yearly	250	mg/l
Oil and grease	Yearly	10	mg/l
Total suspended solids (TSS)	Yearly	50	mg/l
Total coliform bacteria, Most Probable Number (MPN) or plate count (PC)	Yearly	☐400	Per 100ml
Temperature increase	Yearly	☐3°C

3.2 Emissions monitoring

Please append emission monitoring results for all BUFH hospitals and clinics.

3.3 Compliance Issues

List any regulatory issues and non-compliances (including fire safety, waste management, effluent management, emissions, etc) in the reporting period:

4	Community Engagement

Please describe any interaction with communities neighboring BUFH hospitals and clinics, including any complaints made and how they were managed